US SOLARTECH, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

1. Grant of Option. US SolarTech, Inc., a Delaware corporation (the “Company”), hereby grants to the Optionee named in the Notice of Grant attached hereto (the “Optionee”), an option (the “Option”) to purchase the total number of shares (the “Shares”) of Common Stock of the Company, par value $.0001 per share (the “Stock”) set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”) subject to the terms, definitions and provisions of this Agreement and the Notice of Grant which is incorporated in this Agreement by reference. In the event of a conflict between the terms of the Notice of Grant and the terms of this Agreement, the terms of the Notice of Grant shall govern. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Notice of Grant.

2.  Option Term.  The term of the Option and of this Option Agreement (the “Option Term”) shall commence on the Date of Grant set forth in the Notice of Grant (the "Date of Grant") and, unless the Option is previously terminated pursuant to the terms of this Agreement or the Notice of Grant, shall terminate upon the expiration of five (5) years from the Date of Grant or such different period as set forth in the Notice of Grant (the “Expiration Date”).  As of the Expiration Date, all rights of the Optionee hereunder shall terminate.

3. Conditions to Exercisability. Subject to Section 4 below, the Options shall vest and become exercisable during the Option Term in accordance with the Exercise Schedule set forth in the Notice of Grant (the “Exercise Schedule”).  Except as otherwise provided herein and in the Notice of Grant, the right of the Optionee to purchase Shares with respect to which the Option has become exercisable and vested may be exercised in whole or in part at any time or from time to time prior to the Expiration Date; provided, however, that the Option may not be exercised for a fraction of a Share.

4. Continuance of Employment/Service Required. Except as specifically provided in the Notice of Grant, the Vesting Schedule requires continued employment or service as a Director or consultant through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Agreement. Except as specifically provided in the Notice of Grant, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Optionee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Sections 7 and 8 below.

5. Method of Exercise. An Option may be exercised, as to any or all full shares of the Stock as to which the Option has become exercisable, by written notice delivered in person or by mail to the Company’s transfer agent or other administrator designated by the Company, specifying the number of shares of Stock with respect to which the Option is being exercised.

6. Medium and Time of Payment. Unless otherwise provided in a Notice of Grant, full payment of the Exercise Price for the shares of Stock being purchased shall be made at the time of exercise and shall be made in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds).  Notwithstanding the foregoing, the Company reserves the right to restrict the methods of payment of the exercise price if necessary or advisable to comply with applicable law or regulation, as determined by the Company in its sole discretion.

7. Termination. Except as provided in this Section 7 and in Section 8 hereof, an Option may not be exercised unless the Optionee is then in the employ of or maintaining a director or consultant relationship with the Company and unless the Optionee has remained continuously so employed or in the director or consultant relationship since the date of grant of the Option. In the event that the employment or consultant relationship of a Optionee shall terminate (other than by reason of death or Disability), all Options of such Optionee that are exercisable at the time of Optionee’s termination may, unless earlier terminated in accordance with their terms, be exercised within one hundred eighty (180) days after the date of such termination or such different period as set forth in the Notice of Grant. To the extent that the Optionee was not entitled to exercise this Option at the date of such termination, or if the Optionee does not exercise this Option within the time specified herein or in the Notice of Grant, as applicable, the Option shall terminate.

8. Death or Disability of Optionee. If the Optionee shall die while employed by, or maintaining a director or consultant relationship with, the Company, or within thirty (30) days after the date of termination of such Optionee’s employment, director or consultant relationship or within such different period as set forth in the Notice of Grant, or if the Optionee’s employment, director or consultant relationship shall terminate as a result of the total and permanent disability "Disability" of the Optionee (as defined in Section 22(e)(3) of theInternal Revenue Code, unless otherwise provided under the Notice of Grant), all Options theretofore granted to the Optionee (to the extent otherwise exercisable) may, unless earlier terminated in accordance with their terms, be exercised by the Optionee or by the Optionee’s estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by result of death or Disability of the Optionee, at any time within 180 days after the death or Disability of the Optionee or such different period as set forth in the Notice of Grant. In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Optionee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option. To the extent that the Optionee was not entitled to exercise this Option at the date of such Optionee's death or Disability, or if the Option is not exercised within the time specified herein or in the Notice of Grant, as applicable, the Option shall terminate.

9. Withholding Taxes. No later than the date of exercise of an Option, the Optionee will pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of an Option. Alternatively, solely to the extent permitted or required by law, the Company may deduct the amount of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of an Option from any payment of any kind due to the Optionee. In any case where a tax is required to be withheld in connection with the delivery of shares of Stock, the Company may in its sole discretion grant to the Optionee the right to elect to have the Company reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then fair market value to satisfy such withholding obligation.

10. Adjustment to Option Shares.  If and to the extent that the number of issued shares of stock of the Company shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to option and the option price per share hereunder shall be proportionately adjusted.  If the Company is reorganized or consolidated or merged with another corporation, the Optionee shall be entitled to receive options covering shares of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions.

11. Transferability of Options. Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than to an "immediate family member" of Optionee, as hereinafter defined, or to a trust or other estate planning entity created for the benefit of the Optionee or one or more members of his immediate family, provided that, in all cases, such transferee executes a written consent to be bound by the terms of this Agreement.  For purposes of this Section 11, an immediate family member shall be limited to an Optionee's spouse and children below 21 years of age living in Optionee's household.

12.  No Additional Employment Rights. Except as otherwise provided in the Notice of Grant, the vesting of Shares pursuant to the Vesting Schedule is earned only by continuing as an employee, director or consultant at the will of the Company (not through the act of being hired, being granted this Option or acquiring Shares under this Agreement). Nothing in this Agreement, nor in the Notice of Grant which is incorporated in this Agreement by reference, shall confer upon the Optionee any right with respect to continuation as an employee, director or consultant with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate his or her employment or consulting relationship at any time, with or without cause, subject to the terms of any Employment or Consulting Agreement between the Company and the Optionee, if applicable.

13. Compliance with Securities Laws.  The issuance of this Option (and the shares of Stock upon exercise of this Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

14. Entire Agreement. This Agreement and the Notice of Grant contains all of the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Optionee represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter of this Agreement or otherwise.

            15. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Optionee and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar of dissimilar condition or provision at the same time, any prior time or any subsequent time.

16. Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein or in the Notice of Grant shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to both the Chief Financial Officer and the General Counsel of the Company at the principal office of the Company and, in the case of the Optionee, to the Optionee’s address appearing on the books of the Company or to the Optionee’s residence or to such other address as may be designated in writing by the Optionee.

17. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

18. Governing Law. This Agreement shall be construed and governed in accordance with the laws of the state of New York, without regard to principles of conflicts of laws.

19. Arbitration.  Any claim, controversy or dispute between the Optionee and the Company (including, without limitation, its affiliates, officers, executives, representative or agents) arising out of or relating to this Agreement, the Notice of Grant or any matter relating to the foregoing shall be submitted to and settled by commercial arbitration in a forum of the American Arbitration Association (“AAA”) located in the State of New York and conducted in accordance with the National Rules for the Resolution of Employment Disputes.  In such arbitration: (i) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement, and (ii) the arbitrator shall have ten (10) business days from the closing statements or submission of post-hearing briefs by the parties to render his or her decision.  Any arbitration award shall be final and binding upon the parties, and any court, state or federal, having jurisdiction may enter a judgment on the award.

20.  No Rights as Shareholder. Optionee shall not have any rights as a shareholder with respect to any share of Stock subject to the Option prior to the date of issuance of a certificate evidencing ownership of such Stock, and no adjustment will be made for dividends or other rights for which the record date is prior to the date of the certificate, except as provided in Section 10.

21. Special Rules Regarding Compliance with the Internal Revenue Code.

(a)   Code Section 409A.  It is intended that any and all benefits under this Agreement either (i) shall not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), and therefore are exempt from Section 409A, (ii) are exempt from Section 409A or (iii) comply with the requirements of Section 409A.  In any event, all provisions of this Agreement and the Notice of Grant shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A unless and to the extent expressly provided otherwise. Although the Company intends that Options will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Option will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Optionee for any tax, interest, or penalties that Optionee might owe as a result of the grant, holding, vesting, exercise, or payment of any award under the Plan.

(b)            Federal Excise Tax under Section 4999 of the Code.  In the event that any acceleration of vesting of the Option and any other payment or benefit received or to be received by a Optionee would subject the Optionee to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, the Optionee may elect, in his or her sole discretion, to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization. To aid the Optionee in making any election called for under this Section 21(b), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Optionee, the Company shall request a determination in writing by independent public accountants selected by the Optionee (the Accountants”). As soon as practicable thereafter, the Accountants shall determine and report to the Company and the Optionee the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Optionee. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Optionee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 21(b).

22. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

23. Signature. This Agreement shall be deemed executed by the Company and the Optionee upon execution by such parties of the Notice of Grant attached to this Agreement.

US SOLARTECH, INC.

NOTICE OF NON-QUALIFIED STOCK OPTION GRANT

Richard Rozzi
86 Pancake Hollow Road
Highlands, New York 12558

You have been granted an option to purchase Common Stock of US SolarTech, Inc., a Delaware corporation (the “Company”), as follows:

Date of Grant:	June 30, 2009

Exercise Price per Share:	$2.00

Total Number of Shares Granted:	100,000

Type of Option:	Non-Qualified Stock Option

Term/Expiration Date:	June 30, 2012

Other Terms:

Vesting Schedule:	Immediate vesting

Vesting on Termination of Employment:	No change to Section 7, except as provided under Miscellaneous, below

Termination Period:	No change to Section 7, except as provided under Miscellaneous, below

Miscellaneous:	The 180 days referred to Section 7 is changed to 60 days

Section 8 with respect to Disability is not applicable

By your signature and the signature of the Company’s authorized officer below, you and the Company agree that this Option is granted under and governed by the terms and conditions of Non-Qualified Stock Option Agreement, which are attached and made a part of this document.

US SOLARTECH, INC.

By:
Name/Title: Date:

By:
Optionee:
Date: